Exhibit 10.9

ARCUS BIOSCIENCES, INC.

AMENDED COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

EFFECTIVE AS OF THE IPO DATE

A.	Cash Compensation: Annual cash retainers each paid quarterly, in arrears.

1.	Retainer for each non-employee member of the Board:	$35,000

2.	Additional retainer for Lead Independent Director:	$3,500

3.	Additional retainer for Chair of Audit Committee:	$15,000

4.	Additional retainer for Chair of Compensation Committee:	$10,000

5.	Additional retainer for Chair of Nominating and Corporate Governance Committee:	$8,000

6.	Additional retainer for non-Chair members of Audit Committee:	$7,500

7.	Additional retainer for non-Chair members of Compensation Committee:	$5,000

8.	Additional retainer for non-Chair member of Nominating and Corporate Governance Committee:	$4,000

B.	Equity Compensation

1.	Initial stock option grants. The Compensation Committee will grant to each non-employee director who first becomes a member of the Board of Directors on or after the IPO date an “initial option” to purchase a number of shares of the Company’s Common Stock to be determined by the Board of Directors in its sole discretion. The grant will be made on or as soon as reasonably practicable after the date of his or her election, with the grant date and exercise price to be determined by the Company. Subject to the director’s continuous service on the Board of Directors, the initial option will vest and become exercisable in substantially equal monthly installments over 36 months of continuous service provided by such member of the Board of Directors. The initial option will become fully vested and exercisable in the event that the Company is subject to a change in control.

2.

Annual stock option grants. In each year beginning in 2019, the Compensation Committee will grant to each non-employee director who continues serving on the Board after the annual meeting of the Company’s stockholders an “annual option” to purchase a number of shares of the Company’s Common Stock to be determined by the Board of Directors in its sole discretion. The grant will be made on or as soon as reasonably practicable after the date of the annual meeting, with the grant date and exercise price to be determined by the Company. Subject to the director’s continuous service on the Board of Directors, the annual option will vest and become exercisable in full on the earlier of (x) the date that is 12 months following the date of grant or (y) the date of the next annual stockholder meeting following the grant. The annual option will become fully vested and exercisable in the event that the Company is subject to a change in control. The foregoing notwithstanding, a new director who has received the initial option grant under Paragraph 1 above will not in the same calendar year receive an annual option grant under this Paragraph 2.

“Change in Control” shall mean (i) a sale, conveyance or other disposition of all or substantially all of the assets, property or business of the Company, except where such sale, conveyance or other disposition is to a wholly owned subsidiary of the Company, (ii) a merger or consolidation of the Company with or into another corporation, entity or person, other than any such transaction in which the holders of voting capital stock of the Company outstanding immediately prior to the transaction continue to hold a majority of the voting capital stock of the Company (or the surviving or acquiring entity) outstanding immediately after the transaction (taking into account only stock of the Company held by such stockholders immediately prior to the transaction and stock issued on account of such stock in the transaction), or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; provided, however, that a Change in Control shall not include any transaction or series of related transactions (1) principally for bona fide equity financing purposes or (2) effected exclusively for the purpose of changing the domicile of the Company. A series of related transactions shall be deemed to constitute a single transaction for purposes of determining whether a Change in Control has occurred. In addition, if a Change in Control constitutes a payment event with respect to any amount that is subject to U.S. Internal Revenue Code Section 409A, then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by such U.S. Internal Revenue Code Section 409A.

3.	Stock Plan. Except as otherwise set forth above, the initial and annual options will be granted under and subject to the general terms and conditions of a stockholder-approved equity incentive plan of the Company and a form of stock option agreement thereunder.

C.	Expenses

The reasonable expenses incurred by directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation.

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